Exhibit 11

                           SONAT INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                       Three Months
                                                      Ended March 31,
                                                   1994             1993
                                                   (In Thousands Except
                                                    Per-Share Amounts)
       Primary Earnings Per Share(1)

Earnings:

  Income from Continuing Operations
     before Extraordinary Item                   $49,610          $68,923
  Extraordinary Loss                                -              (3,829)

       Net Income                                $49,610          $65,094

Common Stock and Common Stock Equivalents:

  Weighted Average Number of Shares
     of Common Stock Outstanding                  87,177           86,195
  Common Stock Equivalents Applicable
     to Outstanding Stock Options                    947              801

  Weighted Average Number of Shares
     of Common Stock and Common Stock
     Equivalents Outstanding                      88,124           86,996


Primary Earnings Per Share:

  Income from Continuing Operations
     before Extraordinary Item                   $   .56          $   .79
  Extraordinary Loss                                -                (.04)

                                                 $   .56          $   .75












(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. For this reason, the primary earnings per share amounts shown for both periods do not agree with primary earnings per share shown on the Condensed
     Consolidated Statements of Income in Part I.